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                                                                   Exhibit 10.48


                                                               [DTE ENERGY LOGO]


                                                  May 22, 2002


Mr. Bruce D. Peterson
7824 Stable Way
Potomac, Maryland 20854

Dear Bruce:

I am pleased to offer you the position of Senior Vice President and General Counsel with DTE Energy Company at an annual salary of $354,000.

Upon employment, you will be eligible for the benefits described in the Benefit Highlights brochure enclosed, as well as the perquisites described on a separate listing also enclosed. In addition, you will receive the following:

-    A signing bonus of $50,000.

- An immediate annual benefit of two weeks (10 days) vacation for 2002. An additional week may be granted at the direction of Mr. Earley. In subsequent years you will receive four weeks (20 days) of vacation.

- An amount to cover the premium for three (3) months coverage for you and your dependents under your current health plan (considered imputed income to be grossed up for taxes). After that you will be eligible for normal participation in the Company's health care plan.

Subject to the approval of the Special Committee on Compensation of the Board of Directors, you will be granted the following shares of stock under the DTE Stock Incentive Plan:

- 6,000 shares of restricted stock with a vesting period of four (4) years from the date of grant. At the current price, this grant has an approximate value of $270,000. In addition, these shares will pay current dividends in accordance with the Company's dividend policy. At the current rate this equals $12,360 annually.

- 10,000 shares of nonqualified stock options (vesting annually over four years from the date of grant). These shares have an estimated value of $63,800 using a modified Black-Scholes valuation.

You will also be eligible to participate in the following programs:

- The DTE Energy Company Annual Incentive Plan. The plan currently provides for a target annual bonus of 45 percent of salary, with a potential award range of 0 to 112.5 percent of salary when adjusted for performance. For the year 2002, you will be eligible for a pro-rata share of the applicable incentive.

Mr. Bruce D. Peterson
May 22, 2002
Page 2

- Annual grants under the Company's Long-Term Incentive Plan commencing in 2003 that provide for a target award in the aggregate of 50 percent of salary. The plan currently utilizes grants of stock options, performance shares, and restricted stock.

- The DTE Energy Company Retirement Plan, a defined benefit cash balance pension plan, which includes annual contribution credits of 7 percent of base pay and annual incentive bonus plus interest. In addition, you will participate in the DTE Energy Company Executive Supplemental Retirement Plan, a non-qualified plan which provides 9 percent of your base pay plus annual incentive pay in a deferred account subject to vesting at 20 percent per year.

- DTE Energy Company's Savings and Stock Ownership Plan, a defined contribution 401(k) plan. This plan provides tax-deferred opportunities of up to 18 percent of base pay, with a Company match of 100 percent on the first 4 percent of participant contributions and $0.50 on the dollar on the next 4 percent of participant contributions.

- The Company executive leased vehicle program. This program will provide you with a leased vehicle of your choice subject to program parameters, renewable every three years.

You will be eligible for relocation assistance that will include interim living for ninety (90) days, moving your household goods and assistance in selling your home. See the enclosed relocation guide for further details.

As a Senior Vice President, you will receive a change-in-control severance arrangement.

This offer is subject to successful completion of a pre-employment physical examination, a review of references, and approval by the Board of Directors.

Bruce, I look forward to welcoming you to the DTE Energy organization. Please let me know if you have any questions on the content of this offer. I can be reached at (313) 235-8867.

                                   Sincerely,

                                   /s/ Larry E. Steward


Attachments


Accepted:

/s/ Bruce D. Peterson     May 30, 2002
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Bruce D. Peterson             Date